EXHIBIT 10.01

AGREEMENT

This Agreement (the “Agreement”) is entered into as of the 6th day of August, 2004, by and between Zamba Corporation, a Delaware corporation (the “Company”) and Pandora Select Partners LP, a British Virgin Islands limited partnership (“Pandora”).

RECITALS

WHEREAS under date of May 13, 2004, the Company and Pandora entered into a Purchase Agreement whereby Pandora advanced to the Company $750,000.00 on certain terms and conditions and the Company issued and delivered to Pandora a Secured Promissory Note ( the “Note”) in the principal amount of $750,000.00 and a Warrant (the “Warrant”) to purchase 1,339,286 shares of common stock of the Company; and

WHEREAS, in execution and delivery of the Note and Warrant, Zamba and Pandora entered into a Security Agreement and a Registration Rights Agreement; and

WHEREAS, on even date herewith, the Company has entered into a Agreement and Plan of Merger (the “Merger Agreement”) between and among the Company, Technology Solutions Company (“Parent”) and Z Acquisition Corp. (“Subsidiary”) whereby, subject to the satisfaction of certain conditions, including approval of Merger Agreement by the stockholders of the Company, whereby Subsidiary will be merged with and into the Company and the stockholders of the Company will receive in exchange for shares of common stock of the Company, shares of common stock of Parent; and

WHEREAS, in order to facilitate completion of the Merger Agreement and of the transactions contemplated therein, the Company and Pandora desire to amend certain of the agreements reflected in the Note, Warrant, and Registration Rights Agreement as set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and of the terms and conditions hereinafter set forth, the parties agree as follows:

1.               Defined Terms.  Unless the context otherwise requires, capitalized terms not defined in this Agreement shall have the meaning set forth in the respective Agreements referred to above.

2.               Waiver of Registration Rights.  Until the termination of the Merger Agreement, whether by abandonment, agreement of the parties or otherwise, the obligation of Zamba to file a registration statement pursuant to the Registration Rights Agreement shall be suspended.  There shall be substituted for the date “August 15, 2004” in Section 2.1(a) of the Registration Rights Agreement, “forty-five (45) days following termination of the Merger Agreement” and there shall be substituted for the phrase “by November 15, 2004,” in the same Section 2.1(a), “Within ninety (90) days following filing of the registration statement”.  Finally, the date of November

15, 2004 appearing in Section 2.1(b) of the Registration Rights Agreement shall be extended to the date that is the later of November 15, 2004 or fifteen (15) days following termination of the Merger Agreement.

3.               Until the Merger Agreement is terminated, the Company shall make payments under the Note as provided in Section 2(b) of said Note except that all such payments shall be made in cash and the Company shall not have any right to deliver common stock in lieu of such cash payments.  At the Effective Time of the Merger, the Company shall pay in full the remaining unpaid principal balance of the Note and upon such payment Pandora shall deliver to the Company such documents as may be reasonably requested to release the security interest of Pandora in the collateral described in the Security Agreement, including, but not limited to, such documents as may be required under the Uniform Commercial Code, and Pandora shall deliver to the Company the Note marked “Paid”.  Paragraph 3 of the Note shall apply to any payments due on or after the date of termination of the Merger Agreement.

4.               Purchase of Warrant.  At the Effective Time of the Merger, the Company shall purchase from Pandora the Warrant for a purchase price of $60,000.  Upon delivery of the Warrant to the Company at the Effective Time, the Company shall pay to Pandora the sum of $60,000 in cash or by wire transfer and thereupon all rights of Pandora with respect to the Warrant shall terminate.  The right of the Company to purchase the Warrant shall be subject to completion of the Merger and in the event that the Merger Agreement is terminated, the right of the Company to purchase the Warrant will terminate.

5.               Notices.  Company shall promptly notify Pandora on the termination of the Merger Agreement and shall give Pandora at least five (5) days prior written notice of the Effective Time of the Merger.

6.               Governing Law.  The laws of the State of Minnesota shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law.

7.               Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the successors, assigns, heirs, executors and administrators of the parties hereto.

8.               Entire Agreement.  This Agreement constitutes the full and entire understanding of the Agreement between the parties with respect to the subject matter hereof.  Except as otherwise expressly amended or modified by this Agreement, the Registration Rights Agreement, Warrant, Note and Security Agreement shall remain in full force and effect in accordance with their respective terms as so amended or modified.

9.               Notices.  All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed effectively given and received when delivered in person or by national overnight courier service or by certified or registered mail, return receipt requested, or by telecopier, addressed to the parties as set forth in the Warrant.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective duly authorized officers or representatives as of the day first above written.

ZAMBA CORPORATION		PANDORA SELECT PARTNERS, LP

By:	/s/ Michael H. Carrel	By	/s/ Andrew Redleaf
	Michael H. Carrel	Its	Managing Member of the
	Chief Executive Officer		General Partner